Exhibit 5.1

Opinion of Bryan Cave LLP

March 30, 2006

SpatiaLight, Inc. Five Hamilton Landing, Suite 100 Novato, CA 94949
Re:	Registration Statement on Form S-3 (Reg. No. 333-132048)

Ladies and Gentlemen:

We have acted as counsel to SpatiaLight, Inc., a New York corporation (the “Company”), in connection with that certain Registration Statement on Form S-3 (the “Registration Statement”), filed as of February 27, 2006 with the Securities and Exchange Commission (the “Commission”), and as subsequently amended, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 800,007 of the Company’s Common Shares, par value $.01 per share (the “Common Shares’), being offered by certain selling shareholders, who are listed in the prospectus to the Registration Statement, as amended from time to time pursuant to Rule 415 under the Act. Of these Common Shares, 571,431 Common Shares (the “PIPE Shares”) represent shares sold pursuant to a private placement to the selling shareholders listed in the Registration Statement, and 228,576 Common Shares (the “Warrant Shares”) represent shares issuable upon the exercise of the warrants (the “Warrants”) sold together with the PIPE Shares and which are more fully described in the prospectus filed under the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Registration Statement.

In connection herewith, we have examined:

(1) the Certificate of Incorporation, as amended, of the Company;

(2) the Bylaws of the Company; and

(3) the Registration Statement and the exhibits thereto.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the Registration Statement and the foregoing documents, records and instruments, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents or instruments submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the transaction documents effecting the private placement of the PIPE Shares and the Warrants and certificates and statements of appropriate representatives of the Company.

March 30, 2006

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The PIPE Shares have been validly issued and are fully paid and nonassessable.

2. The Warrant Shares issuable upon the exercise of the Warrants have been duly authorized and, when issued upon such exercise in accordance with the terms of the outstanding Warrants to which they relate, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in such Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP